Exhibit 99.1

ASTEC INDUSTRIES REPORTS FIRST QUARTER RESULTS

CHATTANOOGA, Tenn. (April 21, 2004) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for their first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $143.1 million compared with $122.1 million for the first quarter of 2003. Domestic sales accounted for 79.5% and international sales for 20.5% of revenues during the first quarter of 2004 compared to 80.7% for domestic sales and 19.3% for international sales during the first quarter of 2003. The Company reported a net income of $5.5 million or $.27 per diluted share for the first quarter of 2004 compared to a net loss of $1.8 million or a loss of $.09 per share for the first quarter of 2003. The Company's backlog at March 31, 2004 was $108.8 million compared to $53.3 million at March 31, 2003.

Consolidated financial statements for the first quarter ended March 31, 2004, and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "We are pleased with the improved results for the first quarter of 2004. In 2003 we resized the Company's operations and are now benefiting from increased volumes in an improving market. We are emerging as a stronger company from the worst economic downturn Astec has experienced."

"We believe we are benefiting from pent-up demand and better products although a replacement six-year federal highway bill has yet to be enacted. Many state governments are continuing to experience financing concerns. Our efforts to operate more efficiently and manage our assets are generating benefits. Our debt has decreased $60.2 million from March 31, 2003 to March 31, 2004."

Outlook for Second Quarter of 2004: The following forecast is a compilation of "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release.

Congress reconvened this week with less than two weeks before the current federal highway/transit program extension is set to expire on April 30, 2004. Conferees need to be appointed to work out the differences between H.R. 3550, the six-year $318 billion reauthorization measure, and S. 1072, the $275 billion Senate version of the bill. President Bush has requested a bill that does not exceed $256 billion.

Dr. Brock added, "We are cautiously optimistic about 2004 based in part on a significantly improved backlog. This is the first time since March 2000 the Company has reported a backlog exceeding $100 million. Although we are continuing to benefit from a weak dollar in the international market, we are concerned about rising raw steel prices impacting our product costs directly, as well as the costs of purchased parts and components primarily comprised of steel. Also, the increasing price of oil negatively impacts our customers' profitability and increases in interest rates could possibly negatively impact buyers' attitudes. We will continue to focus on asset management with further debt reduction and improved utilization of available capacity."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on April 21, 2004, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions. The number to call for this interactive teleconference is (888) 694-4641. International callers should dial (973) 935-8512. Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website:

www.astecindustries.com/investors, Conference Calls Section. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Saturday, April 24, 2004 by dialing (877) 519-4471, or (973) 341-3080 for international callers - Confirmation ID# 4701080. A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for the future generally, the timing of any expected recovery in the Company's markets, the ability of the Company to capitalize on expected upturns in its markets, the focus on asset management with further debt reduction and improved utilization of available capacity, and the amounts of any highway bill. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, further downturns in the economy or delays in any upturns in the economy, rising oil and liquid asphalt prices, a failure to comply with covenants in the Company's credit facility or to obtain waivers thereof, rising interest rates, rising steel and steel component pricing, delayed or decreased funding for highway projects, the timing of large contracts, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2003.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or

F. McKamy Hall
Vice President and Chief Financial Officer

Phone: (423) 899-5898

Fax: (423) 899-4456
E-mail: mhall@astecindustries.com

or

Stephen C. Anderson

Director of Investor Relations

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31	March 31
	2004	2003
Assets
Current assets
Cash and cash equivalents	$ 13,341	$ 44,490
Receivables, net	70,925	76,280
Inventories	109,980	114,554
Prepaid expenses and other	13,132	19,487
Total current assets	207,378	254,811
Property and equipment, net	108,957	123,357
Other assets	26,119	40,283
Total assets	$ 342,454	$ 418,451
Liabilities and shareholders' equity
Current liabilities
Revolving credit loan	$ 26,659	$ -
Notes payable	1,013	974
Current maturities of long-term debt	6,857	515
Accounts payable - trade	43,407	41,436
Other accrued liabilities	47,904	41,331
Total current liabilities	125,840	84,256
Long-term debt, less current maturities	36,857	130,141
Other non-current liabilities	5,806	10,772
Minority interest in consolidated subsidiary	523	521
Total shareholders' equity	173,428	192,761
Total liabilities and shareholders' equity	$ 342,454	$ 418,451

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended
	March 31
	2004	2003
Net sales	$ 143,094	$ 122,128
Cost of sales	112,140	101,521
Gross profit	30,954	20,607
Selling, general, administrative & engineering expenses	20,945	21,410
Income (loss) from operations	10,009	(803)
Interest expense	1,079	2,341
Other income (expense)	(62)	182
Income (loss) before income taxes	8,868	(2,962)
Income taxes	3,406	(1,153)
Minority interest in earnings	10	21
Net income (loss)	$ 5,452	$ (1,830)

Earnings per common share
Net income (loss):
Basic	$ 0.28	$ (0.09)
Diluted	$ 0.27	$ (0.09)

Weighted average common shares outstanding
Basic	19,640,752	19,677,734
Diluted	19,936,070	19,677,734

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended March 31, 2004 and 2003
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2004 Revenues	43,263	57,723	24,131	17,977	-	143,094
2003 Revenues	44,322	44,313	20,456	12,506	531	122,128
Change $	(1,059)	13,410	3,675	5,471	(531)	20,966
Change %	(2.4%)	30.3%	18.0%	43.7%	(100.0%)	17.2%

2004 Gross Profit	8,640	14,295	6,130	2,122	(233)	30,954
2004 Gross Profit %	20.0%	24.8%	25.4%	11.8%	-	21.6%
2003 Gross Profit	6,576	9,544	4,291	(30)	226	20,607
2003 Gross Profit %	14.8%	21.5%	21.0%	(0.2%)	42.6%	16.9%
Change	2,064	4,751	1,839	2,152	(459)	10,347

2004 Profit (Loss)	4,296	6,175	2,728	(636)	(7,031)	5,532
2003 Profit (Loss)	2,083	1,773	1,187	(3,034)	(3,817)	(1,808)
Change $	2,213	4,402	1,541	2,398	(3,214)	7,340
Change %	106.2%	248.3%	129.8%	79.0%	(84.2%)	406.0%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment income (loss) to the Company's consolidated net income (loss) is as follows:

		For the three months ended March 31
			2004	2003
Total income (loss) for all segments			5,532	(1,808)
Minority interest in earnings of subsidiary			(10)	(21)
Elimination of intersegment profit			(70)	(1)
Consolidated net income (loss)			5,452	(1,830)